EXHIBIT 99.1

Hotels & Resorts, Inc.

CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801-3336
News Release	tel (407) 650-1151 (866) 312-2400
fax (407) 650-1085
www.cnlhotels.com

For information contact:
Carolyn Gosselin, APR
CNL Chief Communications Officer
(407) 540-2505

CNL Hotels & Resorts Closes $353 Million Term Loan Facility

ORLANDO, Fla. (November 4, 2004) — CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust (“REIT”), today announced the closing of a $353 million term loan with an affiliate of Deutsche Bank.  The variable-rate loan is secured by 30 hotel and resort properties owned by the company and has an initial term of two years with a one-year extension* at the company’s option.

Proceeds of the loan and cash on hand were used to pay the remaining portion of a $1.1 billion short-term loan executed in connection with the company’s acquisition of KSL Recreation Corporation in April 2004.

“We are pleased to have been able to once again partner with Deutsche Bank and to have paid off our short-term loan in advance of its scheduled maturity,” said Thomas J. Hutchison III, CNL Hotels & Resorts’ chief executive officer.

In a separate announcement, CNL Hotels & Resorts was awarded Marriott’s Partnership Circle Award for the third consecutive year.  The company also received ”Best New Product of the Year” and “Opening of the Year” awards for the Renaissance Tampa Hotel at International Plaza, which opened in August 2004.

About CNL Hotels & Resorts, Inc.

CNL Hotels & Resorts, Inc. is the nation’s second largest hotel REIT.  The company owns and manages one of the most distinctive portfolios in the lodging industry.  With a focus on luxury and upper upscale hotels and resorts, the $6.5 billion portfolio includes more than 130 hotels and resorts across North America that operate under both independent and corporate brands such as Marriott, Hilton and Hyatt.  For more information, visit www.cnlhotels.com.

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*Subject to customary conditions.  There can be no assurance such conditions will be met or if met, that the term will be extended.

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the Company believes its current expectations are based upon reasonable assumptions, the Company can give no assurance that expectations will be attained or that actual results will not differ materially.